Exhibit 10.17

Execution Version

AMENDMENT TO THE JOINT DEVELOPMENT AGREEMENT
(EAST TEXAS/NORTH LOUISIANA)
This Amendment to the Joint Development Agreement (the “Amendment”) is entered into on October 14, 2014 (the “Execution Date”) between BG US Production Company, LLC, a Delaware limited liability company (“BG”), and EXCO Operating Company, LP, a Delaware limited partnership (“EOC”). BG and EOC are referred to herein collectively as the “Parties” and each individually as “Party.”
RECITALS
WHEREAS, the Parties and EXCO Production Company, LP (which entity merged into EOC and terminated its separate existence) entered into that certain Joint Development Agreement dated August 14, 2009, which covers the joint development of certain oil and gas assets, as amended by amendment dated May 19, 2010, by amendment dated February 1, 2011, and by amendment dated February 14, 2013 (as so amended, the “JDA”); and
WHEREAS, the Parties desire to amend the JDA in accordance with the provisions of this Amendment;
NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Definitions and References. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given such terms in the JDA. Sections, Articles, Appendices, Exhibits, Schedules and subsections referred to herein refer to such Sections, Articles, Appendices, Exhibits, Schedules and subsections of the JDA unless the context expressly states otherwise.

2.	JDA Amendment. The JDA is hereby amended as follows:

(a)	Section 3.5(b)(iii) shall be deleted in its entirety and replaced with the following:

“(iii)
solely with respect to those After Acquired Units for which EXCO or any Affiliate of EXCO serves as Party Operator under the relevant Joint Development Operating Agreement, upon a change in Control of the ultimate parent company of EXCO (but excluding a change in Control resulting from a management-led buyout of the public share ownership of such Person and the conversion of such Person to a privately-held Person). Party Operator will be required to resign with respect to operatorship of After Acquired Units within ten (10) days from the election of BG to acquire operatorship or to nominate a third party to serve as operator, effective as of the date BG or such third party actually acquires or assumes operatorship. BG’s election to acquire operatorship or to nominate a third party to serve as operator of After

Acquired Units must be made within six (6) months following the applicable change in Control, with operatorship to transfer on a date elected by BG no later than twelve (12) months following BG’s election (i.e., within a total maximum time period of eighteen (18) months following the applicable change in Control). Party Operator shall support BG or its nominee in the election of the new Party Operator following Party Operator’s resignation.”

(b)	Section 3.6(c) shall be amended by deleting such section in its entirety and replacing it with the following:

“(c)	Joint Development Operator may be removed under the following circumstances:

(i)
by the affirmative vote of the Development Parties, other than Joint Development Operator and its Affiliates, holding a majority of the Participating Interest held by such Development Parties: (A) if there is a Change in Control of Joint Development Operator, provided that such vote is taken by the latter of (I) ninety (90) days after such Change in Control, or (II) ninety (90) days following the delivery of notice to such Development Parties of such Change in Control, such notice to be delivered only after the Change in Control has occurred; or (B) for good cause, provided that in the case of removal for good cause, such vote shall not be deemed effective until a written notice has been delivered to Joint Development Operator by another Party detailing the alleged default and Joint Development Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice; or

(ii)
by the affirmative vote of the Development Parties holding a majority of the Participating Interest in the event that Joint Development Operator’s and its Affiliates’ aggregate Participating Interest falls below twelve and a half percent (12.5%), provided that such vote is taken by the latter of (A) ninety (90) days after the decrease in the Participating Interest held by such Joint Development Operator and its Affiliates’ past such threshold has occurred or (B) ninety (90) days following the delivery of notice to such Development Parties of such decrease past such threshold, such notice to be delivered only after such decrease past such threshold has occurred.

For purposes hereof, “good cause” shall mean not only gross negligence and willful misconduct, but also the material breach of or inability to meet the standards of operation contained in Section 3.3, or a material failure or inability of a Party Operator to perform its obligations under the relevant Joint Development Operating Agreement. As used herein, “gross negligence” and “willful misconduct” shall include material unlawful acts committed by an operator of which such operator had actual knowledge at the time in question. Notwithstanding anything to the contrary herein, (I) if there is a dispute as to whether a condition resulting in good cause to remove a Party Operator has occurred, or whether such condition has been cured, such Party Operator shall continue to serve and discharge its duties in such capacity until the dispute has been resolved in accordance with Section 13.2, and (II) a change of a corporate name or structure of a Party Operator or Transfer of a Party Operator’s interest to another direct or indirect Wholly-Owned Affiliate of the same ultimate parent company shall not be the basis for removal of such Party Operator.

During the term of this Agreement, for avoidance of doubt, as between the Parties, the provisions of this Section 3.5(b) and Section 3.5(c) shall be in lieu of any provisions in any Joint Development Operating Agreement for the removal or resignation of the operator thereunder.”

(c)	Section 3.8 shall be deleted in its entirety and replaced with the following:
“Secondees. Notwithstanding the terms of any Applicable Operating Agreement to the contrary, BG shall have the right to place Secondees within the organization of EXCO and/or its Affiliates while any such Persons are serving as Joint Development Operator or Party Operator hereunder, all as set forth in Exhibit “C” attached to the Appalachia LLC Agreement and subject to the terms of such agreement. Notwithstanding anything in the Appalachia LLC Agreement to the contrary, the terms of (i) Section 2.11(g), Section 2.11(h) and Section 2.11(i) of the Appalachia LLC Agreement, (ii) Exhibit “C” attached to the Appalachia LLC Agreement, (iii) the Secondment Agreements (as defined in the Appalachia LLC Agreement), and (iv) any defined terms used in the foregoing Sections or Exhibit “C” of the Appalachia LLC Agreement (A) shall survive the dissolution of EXCO Resources (PA), LLC and the termination of the Appalachia LLC Agreement and (B) shall continue to apply with respect to EXCO and BG, regardless of whether BG possesses any Percentage Interest (as defined in the Appalachia LLC Agreement), in each case, for so long as EXCO and/or its Affiliates are serving as Joint Development Operator or Party Operator hereunder.”

(d)	Section 3.10(a) shall be amended by:
(1) changing the Section references of Sections 3.10(a)(xiii) and 3.10(a)(xiv) to Sections 3.10(a)(xix) and 3.10(xx), respectively, and adding the phrase “without being limited by the duplication, specificity or limitations of any other items listed in this Section 3.10(a),” at the beginning of new Section 3.10(a)(xix),
(2) adding the following Sections 3.10(a)(xiii), 3.10(a)(xiv), 3.10(a)(xv), 3.10(a)(xvi), 3.10(a)(xvii) and 3.10(a)(xviii):

“(xiii)	within three (3) weeks from the end of each Calendar Quarter, a schedule showing the working interest and net revenue interests (including net working interest, royalty, overriding royalty, etc.) of

BG (and its Affiliates) in each well (showing separately any percentage interest held indirectly by BG (and its Affiliates) as a member of some other Person) as of the end of such Calendar Quarter;

(xiv)	on or before the 15th of each month preceding an obligation or expiration month, the monthly lease maintenance calendars (payments, extensions and expirations) with land recommendations;

(xv)
copies of all raw microseismic and seismic data, including reprocessing and interpretative data, analysis and reports for the East Texas/North Louisiana Area that (A) are in the possession of the Joint Development Operator or Party Operator, as applicable, (B) are not subject to Third Party confidentiality restrictions that have not been waived and (C) have been generated by EXCO or by a Third Party on behalf of the Joint Development Operator or Party Operator;

(xvi)
geographic information system data and shape files for the East Texas/North Louisiana Area that (A) are in the possession of the Joint Development Operator or Party Operator, as applicable, (B) are not subject to Third Party confidentiality restrictions that have not been waived and (C) have been generated by EXCO or by a Third Party on behalf of the Joint Development Operator or Party Operator, including any data layers or points associated with shape files such as lease expirations, depth severances and competitor drilling locations;

(xvii)
at the reasonable request of a Participating Party, a copy of general land data (as currently produced or compiled in the general course of business), inclusive of budget projections data, division of interest calculations, quarterly acreage reports or title curative for the East Texas/North Louisiana Area that are in the possession of Joint Development Operator or Party Operator, as applicable, are not subject to Third Party confidentiality restrictions that have not been waived and have been generated by EXCO or by a Third Party on behalf the Joint Development Operator or Party Operator;

(xviii)
at the reasonable request of a Participating Party that includes the applicable data query or queries, Joint Development Operator shall, within 30 days after receiving such request, provide such Participating Party with the results of specific data queries on Joint Development Operator’s land systems and databases; provided that the result of such queries provided to such Participating Party shall be limited to only those properties in which such Participating Party and Joint Development Operator own an interest under this Agreement.”

(e)
Section 3.10(b)(iv) shall be amended by replacing the phrase “for the purpose of conducting HSSE and asset integrity audits” with the phrase “for the purpose of conducting general audit activities, including conducting EHS and asset integrity audits”.

(f)	Section 3.10(c) shall be amended by adding the following to the end of the provision:
“In addition, Joint Development Operator (and any applicable Party Operator) shall provide each Development Party with notice of any written disputes which affect, or reasonably may affect, such Development Party’s leasehold or other property interest in the Subject Oil and Gas Assets or Special Shallow Rights Assets. Development Party shall be kept informed of material changes in the progress of any such disputes and, at the request of a Development Party, Joint Development Operator (and any applicable Party Operator) shall provide Development Party with copies of all pleadings, demand letters, or other material correspondence relating to any such dispute and make available personnel familiar with such disputes to assist with Development Party’s analysis and understanding of the dispute and to reasonably consider any views Development Party may have on the handling of such dispute.”

(g)	Section 3.10(d) shall be deleted in its entirety and replaced with the following:

“(d)
In addition to the other reports to be provided under this Section 3.10 and to the rights of a Development Party to request information under this Agreement or an Applicable Operating Agreement, for so long as EXCO or an Affiliate of EXCO is the Joint Development Operator and BG or an Affiliate of BG is a Development Party, EXCO shall provide employees and contractors of BG or its Affiliates with unrestricted, on-demand, on-site access during regular business hours to EXCO’s (and its Affiliates’) physical land records and electronic land management system (as of the 2014 Amendment Effective Date, such system is Excalibur and the applicable computer terminals accessing such system are located in Dallas, Texas) for the purposes of manipulating, reviewing and working with land records (including running queries and producing reports and summaries) related to Subject Oil and Gas Assets and Special Shallow Rights Assets owned by BG or its Affiliates. At BG’s cost and expense, EXCO shall cooperate with efforts by BG to remotely access EXCO’s (and its Affiliates’) land data and information to the extent related to such Subject Oil and Gas Assets and Special Shallow Rights Assets. Notwithstanding the foregoing, EXCO shall only be required to provide access to any such electronic land management system to the extent that (i) providing such access would not violate the provisions of any applicable software or other license (if necessary, after reasonable inquiry by EXCO to the licensor seeking permission for such access), (ii) BG obtains any applicable software or other license that may be required in connection with such access (and BG acknowledges that none of EXCO or its Affiliates will be responsible for obtaining any such license for

BG), and (iii) such land data and information held in electronic form related to such Subject Oil and Gas Assets or Special Shallow Rights Assets is capable of being separated from land data and information held in electronic form that is related to other assets of EXCO or its Affiliates; provided that in each case of (i), (ii) and (iii), EXCO shall use its reasonable efforts to assist in accomplishing such requirement, but in no event shall EXCO or its Affiliates be required to incur any third party costs or pay any fees in connection therewith that BG is unwilling to reimburse.”

(h)	Section 3.10 shall be amended by adding the following subsections (e), (f) and (g):

“(e)
For so long as EXCO or an Affiliate of EXCO is acting as Joint Development Operator or Party Operator, EXCO (or such Affiliate) shall actively involve BG in operations and activities which support Development Operations, including, without limitation, by providing a representative of BG the opportunity to participate in (or send another available BG representative to) organized pre-scheduled meetings relating to the Subject Oil and Gas Assets (and, if applicable, Special Shallow Rights Assets) and/or Development Operations, including management team meetings, supply-chain meetings, organization or functional meetings, EHS meetings and contractor committee meetings.

(f)
To assist BG with any asset disposition analysis or efforts relating to its disposition of Subject Oil and Gas Assets (and, if applicable, Special Shallow Rights Assets), for so long as EXCO or an Affiliate of EXCO is Joint Development Operator, EXCO shall, at BG’s sole cost and expense and without any liability of EXCO or its Affiliates whatsoever (except for liabilities arising due to the willful misconduct of EXCO or its Affiliates), provide support services for any such asset disposition analysis or efforts including, without limitation, assisting with data presentation, providing responses to data requests by BG, providing access to records and data for third party due diligence, and gathering data for purchase and sale agreement representation and warranties; provided that no employee of EXCO or its Affiliates shall be required to make any presentations to potential purchasers. BG shall indemnify EXCO and its Affiliates and their respective employees and representatives for any and all claims and liabilities arising out of or related to any services provided pursuant to this Section in connection with any such proposed asset disposition, except for claims arising due to the willful misconduct of EXCO or its Affiliates.

(g)
To the extent the applicable information has not previously been provided to BG pursuant to a request under this Section 3.10(g) or prior to the 2014 Amendment Effective Date, Joint Development Operator shall deliver to BG, within a reasonable time period, not to exceed ninety (90) days following a request from BG (which date shall be extended if reasonably requested by

Joint Development Operator considering the scope of the request), copies of any files, records, maps, information, and data, whether written or electronically stored, in its possession that relate to Subject Oil and Gas Assets and Special Shallow Rights Assets in which BG or an Affiliate of BG holds an interest, including (i) land and title records (including leases, abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records; and (v) production, facilities and well records and data (including logs and cores); provided that if provision of such copies costs the Joint Development Operator an amount in excess of fifty thousand dollars ($50,000), then BG shall pay all the costs and expenses related to the provision of such copies which exceed fifty thousand dollars ($50,000).”

(i)
Section 3.12(a) shall be amended by deleting the phrase “change in Control of its ultimate parent company,” and replacing it with the phrase “change in Control of its ultimate parent company (but excluding a change in Control resulting from a management-led buyout of the public share ownership of such Person and the conversion of such Person to a privately-held Person),”.

(j)	Section 3.12(b) shall be amended by deleting it in its entirety and replacing it with the following:

“(b)
The allocation of Technical Services Costs by Joint Development Operator to Development Operations, and the incurrence thereof by Joint Development Operator and its Affiliates, shall be equitable and commercially reasonable, and Joint Development Operator shall furnish details of its allocation procedures to a Development Party upon request. The Joint Development Operator shall not be entitled to receive duplicate payments for such Technical Services Costs. All Technical Services Costs chargeable with respect to Development Operations shall be chargeable to the Development Parties on a Calendar Month basis by Joint Development Operator and each Development Party shall pay its Participating Interest share thereof in accordance with Section 2.2. If any third party participates in a Development Operation for which Technical Services Costs are incurred, and such Technical Services Costs are properly chargeable to such third party, Joint Development Operator (or the applicable Party Operator) shall bill such third party for its working interest share of such Technical Services Costs and not pass such share of such costs on to the Development Parties; and any such amounts collected from third parties in connection therewith will be shared by the Development Parties in accordance with their respective Participating Interests (and Joint Development Operator or Party Operator, as applicable, shall credit to each such other Development Party the proportionate share to which such Development Party is entitled with respect to such amount received by such Joint Development Operator or Party Operator).”

(k)	Section 4.1(p) shall be amended by deleting it in its entirety and replacing it with the following:

“(p)
All notices and communications required or permitted to be given under Section 3.10 or Article 4 to the Development Parties or a Party Operator or the members of the Operating Committee shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by pdf via e-mail, addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:
EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing, Vice President,
General Counsel, and Secretary
Telephone: (214) 368-2084
Fax: (214) 706-3409
E-mail: lboeing@EXCOResources.com

With a copy to:

Attention Harold L. Hickey
Telephone: (214) 368-2084
Fax: (214) 368-8754
E-mail: hhickey@excoresources.com

If to BG:
BG US Production Company, LLC
811 Main Street, Suite 3400
Houston, Texas 77002
Attention: Roger Coe
Telephone: (713) 599-4000
Fax: (713) 599-4250
E-mail: roger.coe@bg-group.com

BG US Production Company, LLC
811 Main Street, Suite 3400
Houston, Texas 77002
Attention: Chris Migura, Principal Counsel
Telephone: (713) 599-4000
Fax: (713) 599-4250
E-mail: chris.migura@bg-group.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours (or, if not sent transmitted during normal business hours, on the next business day), or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, facsimile numbers and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 4.1(p).”

(l)	Section 4.1 shall be amended by adding the following subsection (q):

“(q)
Effective as of the 2014 Amendment Effective Date, at least ten (10) days prior to each meeting of the Operating Committee, Joint Development Operator shall deliver to the Development Parties (i) an organization chart for the organization supporting Joint Development Operator’s activities, (ii) a proposed allocation of employee or Secondee time for Joint Development Operator activities during the upcoming Calendar Quarter, (iii) an assessment of whether the preceding Calendar Quarter’s allocation of employee or Secondee time for Joint Development Operator activities should be modified, and (iv) a general listing of any significant activities performed or to be performed by employees or Secondees during the current Calendar Quarter which are not Development Operations or otherwise conducted for the benefit of both BG and EXCO or the benefit of Affiliates of both of them pursuant to this Agreement (such as efforts of EXCO or its Affiliates to support new business development or asset dispositions in which BG does not participate; provided, however, that proprietary information of EXCO and/or its Affiliates in which BG or its Affiliates does not also have a proprietary interest shall not be required to be included in such general listings), together with an estimate of the amount of time spent or to be spent by each individual on such activities during such Calendar Quarter. At a meeting of the Operating Committee each Calendar Quarter, Joint Development Operator shall be prepared to explain and discuss how the various operational departments of Joint Development Operator are resourced and whether such allocation of resources should be modified.”

(m)	Section 4.7 shall be amended by adding the following subsection (g):

“(g)
Within ten (10) days after the end of each Calendar Month, Joint Development Operator or Party Operator shall provide each Development Party with a list of Development Operations Contracts relating to Development Operations that can reasonably be expected to result in aggregate payment to the counterparty of more than two hundred fifty thousand dollars (US$250,000), together with the status of any negotiations or tender processes relating to any unexecuted Development Operations Contracts as of the end of the Calendar Month.”

(n)	Section 9.2(a) shall be amended by adding the following sentence to the end of the subsection:
“Within fifteen (15) days of the delivery of an Offer Notice, the Acquiring Development Party shall provide the Non-Acquiring Development Parties with access to complete well files and all geological and geophysical, title, environmental, contract and other information about the applicable Oil and Gas Assets (and if applicable, the entity holding them) to which the Acquiring Development Party has access.”

(o)	Section 9.2(b) shall be amended by deleting the phrase “a period of sixty (60) days after receipt of the Offer Notice” and replacing it with the phrase “until the end of the AMI Election Period”.

(p)
Section 9.2(e) shall be amended by deleting the phrase “within thirty (30) days of its receipt of the Offer Notice stating that it does not agree with the Acquiring Development Party’s statement of the Cash Value” and replacing it with the phrase “within twenty (20) days of its receipt of the Offer Notice stating that it does not agree with the Acquiring Development Party’s statement of the Cash Value”.

(q)	Section 9.2 shall be amended by adding the following subsections (k) and (l):

“(k)
The Development Parties agree to use good faith efforts to keep each other informed of any prospective Acquired Interest being pursued by each Development Party or its Affiliates within the East Texas/North Louisiana Area prior to the time that an Offer Notice is required under Section 9.2(a). Such obligation shall be subject to confidentiality agreements entered into with third parties; provided that each Development Party shall use its good faith efforts to (i) provide notice of the prospective opportunity prior to entering into any confidentiality agreement and (ii) have an exception included in such agreement allowing disclosure to the other Development Parties and their Affiliates subject to their execution of a substantially similar confidentiality agreement.

(l)
The area of mutual interest described in Section 9.1 and the applicable area of mutual interest procedures set out in Section 9.2(a) through (k) shall be extended until August 14, 2016, for any Acquired Interest that is located within the Core AMI Area, but only with respect to that portion of any Acquired Interest that is located within such area.”

(r)	Section 14.2 shall be amended by deleting such section in its entirety and replacing it with the following:
“Notices. All notices and communications required or permitted to be given hereunder, excluding any notices under Section 3.10 and Article 4 hereof (which notices shall be governed by the provisions of Section 4.1(p) hereof), shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:
EXCO Operating Company, LP
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: President
Telephone: (214) 368-2084
Fax: (214) 368-8754

With a copy to:

EXCO Operating Company, LP
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing, Vice President,
General Counsel, and Secretary
Telephone: (214) 368-2084
Fax: (214) 706-3409

If to BG:
BG US Production Company, LLC
811 Main Street, Suite 3400
Houston, Texas 77002
Attention: Roger Coe
Telephone: (713) 599-4000
Fax: (713) 599-4250

with a copy to:

BG US Production Company, LLC
811 Main Street, Suite 3400
Houston, Texas 77002
Attention: Chris Migura, Principal Counsel
Telephone: (713) 599-4000
Fax: (713) 599-4250

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours (or, if not sent transmitted during normal business hours, on the next business day), or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2.”

(s)
Each use of the term “HSSE” throughout the JDA shall be deleted and replaced with the term “EHS”. The defined terms in Appendix I previously beginning with the term “HSSE” and now beginning with the term “EHS” shall be reordered in the appropriate alphabetic locations.

(t)	Appendix I shall be amended by deleting the definition for “HSSE” in its entirety.

(u)	Appendix I shall be amended by deleting the definition for “Secondee” and replacing it with the following:
“Secondee” means any employee of a Party or an Affiliate of a Party seconded into the organization of Joint Development Operator or any of its Affiliates in accordance with this Agreement, but shall exclude any GDP Member.

(v)	Appendix I shall be amended by adding the following definitions in their correct alphabetic locations:
“AMI Election Period” shall mean (a) for Offered Interests with a value (in any one or related series of transactions) of less than five hundred thousand dollars ($500,000), from receipt of the Offer Notice until thirty (30) days from receipt of the Offer Notice and a fully completed and accurate Transaction Information Sheet for all such Offered Interests, extended for a period of five (5) days following determination of the Cash Value (if applicable), and (b) for all other Offered Interests, the sixty (60) days from receipt of the Offer Notice and determination of the Cash Value (if applicable).
“Appalachia LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of EXCO Resources (PA), LLC dated June 1, 2010, between EXCO Resources (PA), LLC, BG US Production Company, LLC, and EXCO Holding (PA), Inc., as amended from time to time, including pursuant to that certain Amendment to the Second Amended and Restated Limited Liability Company Agreement of EXCO Resources (PA), LLC dated as of even date herewith between EXCO Resources (PA), LLC, BG US Production Company, LLC, and EXCO Holding (PA), Inc.
“Core AMI Area” shall mean Sections 5,6,7,8,9,10 and 16 in 15N-15W Gloria’s ranch related sections.

“EHS” shall mean Environmental, Health and Safety.
“GDP Member” shall mean a BG graduate development program member, as identified by BG as such.
“2014 Amendment Effective Date” means October 14, 2014.
“Transaction Information Sheet” shall mean a description of property in the form attached hereto as Exhibit “J”.

(w)	The JDA shall be amended by attaching Exhibit “J” attached hereto as Exhibit “J” to the JDA.

3.
Application of Certain Provisions. The terms of Sections 13.1, 13.2, 14.1, 14.2, 14.3, 14.4, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12(a), 14.13 and 14.14 of the JDA are incorporated herein by reference as if set out in full herein.

4.
Ratification. Except as amended herein, the terms and conditions of the JDA shall remain in full force and effect. Any and all references to the JDA shall hereafter refer to the JDA as amended by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the Execution Date.

EXCO OPERATING COMPANY, LP
By: EXCO Partners OLP GP, LLC, Its general partner
By: /s/ WILLIAM L. BOEING Name: William L. Boeing Title: Vice President and General Counsel

BG US PRODUCTION COMPANY, LLC
By: /s/ ROGER COE Name: Roger Coe Title: Vice President

SOLELY FOR THE PURPOSES OF AMENDMENTS TO SECTION 3.8:	EXCO RESOURCES (PA), LLC

By: /s/ WILLIAM L. BOEING Name: William L. Boeing Title: Vice President and General Counsel